Exhibit 10.3

EXECUTION VERSION

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is made and entered into as of 12 December 2012, by Global Chaucer, S.L.U. a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain (the “Advisor”), B.C. Atalaya Mexholdco, S. de R.L. de C.V. a company duly organised under the laws of the United Mexican States (“Mexican Holdco”), Global Laurentia, S.L.U. a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain (“Holdco 2”), Global Kiowa, S.L.U. a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain (“Holdco 5”) and Global Benoni, S.L.U. a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain (“Holdco 6”), (Mexican Holdco, Holdco 2, Holdco 5, Holdco 6 each and collectively the “Recipient”). Certain defined terms that are used but not otherwise defined herein have the meanings given to such terms in Section 12. This Agreement shall become effective (the “Effective Date”) upon the closing of the transactions contemplated by the Acquisition Agreement.

WHEREAS, the Advisor is staffed with highly experienced personal which can provide and co-ordinate a variety of useful and beneficial management services to the Recipient as described in Section 2;

WHEREAS, the Recipient desires to retain the Advisor, and the Advisor desires to be retained, to provide the services described herein to the Recipient and its Subsidiaries and Affiliates (each Subsidiary and Affiliate, a “Beneficiary Affiliate” and, together, the “Beneficiary Affiliates”);

WHEREAS, the parties desire to establish a framework agreement to outline the terms of their overall relationship;

WHEREAS, for business planning and budgeting purposes, the parties desire to establish a firm basis for the fees to be paid for such services over the term of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending a year thereafter (the “Initial Term”), which initial term shall be automatically extended thereafter on a year-to-year basis unless the Advisor provides written notice to the Recipient at least ninety (90) days prior to the expiration of the Initial Term or any extension thereof. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated prior to the expiration of the Initial Term or any extension thereof upon (i) a willful material breach of this Agreement by a party which is not cured within thirty (30) days of receipt of a written notice from the non-breaching party requiring cure, (iii) written consent of the parties, or (iv) the Advisor otherwise serving a written termination notice on the Recipient. The provisions of
Sections 1, 4(c) and 7 to 23 (inclusive) shall survive any termination of this Agreement.

2. Management Services. The Advisor shall perform or cause to be performed certain advisory services, as further described below (collectively, the “Management Services”), for the benefit of the Recipient. The Management Services may include, without limitation, support and advice in connection with the following and services of the following categories:

(a) general executive services, including attending management meetings and assisting local management of the Beneficiary Affiliates with market, sales and management issues;

(b) providing advice and support to improve internal routines and organizational efficiency;

(c) business development services, including applying extensive experience and knowledge of the Recipient’s and Beneficiary Affiliates’ business and sales processes to improve local operational efficiency and performance;

(d) finance-related services, including assistance in the preparation of financial projections, providing operation support relating to local finance, reporting, accounting, tax and audit issues and generally applying extensive knowledge in the areas of finance and control;

(e) marketing, including monitoring of ongoing marketing plans and strategies;

(f) operations and project management;

(g) human resources including searching for and hiring of executives other than in respect of specific transactions; and

(h) other services for the Recipient or any of the Beneficiary Affiliates upon which the Recipient and the Advisor agree.

3. Legal services will not be provided by the Advisor. The Management Services will be conducted in support of the members of management and board of directors of the Recipient and its Beneficiary Affiliates, for the avoidance of doubt, such services do not include activities performed by the Advisor in its capacity as shareholder or other stewardship activities in relation to the Recipient, or that are in any other way solely due to the Advisor’s holding of a direct or indirect controlling shareholding in the Recipient.

4. Management Fees and Expenses.

(a) In consideration for the performance of the Management Services, the Recipient hereby agrees upon an invoice issued to the Recipient to pay (or to procure that one or more of the Beneficiary Affiliates shall pay) fees calculated as follows:

(i) management services fees for Management Services provided by the Advisor to the Recipient and/or Beneficiary Affiliates calculated on an arm’s length basis (the “Management Services Fees”), and

(ii) all reasonable out-of-pocket expenses incurred by such Advisor and/or its Affiliates in rendering the Management Services, including irrecoverable VAT thereon (“Management Expenses”),

together, (the “Management Fees”).

(b) The Management Fees shall be payable in arrears in accordance with this Section 4(b). On or before 31 January and 31 July of each year, the Recipient shall pay to the Advisor (or at such Advisor’s request, to its designee(s)):

(i) the total Management Services Fees with respect to the previous 6 calendar months; plus

(ii) the Management Expenses incurred by such Advisor during the previous 6 calendar months,

and the aggregate of (i) to (ii) (inclusive) shall be referred to herein as the “Semi-Annual Fee”. The Recipients shall agree between themselves how the Semi-Annual Fee shall be allocated between them by reference to their use of and benefit from the Management Services and the Semi-Annual Fee shall be paid by wire transfer in cash or other immediately available funds to the account(s) designated in writing by each Advisor by one or more of the Recipients as they mutually agree. If a Recipient is prohibited from paying any portion of a Semi-Annual Fee by virtue of any legal or contractual restrictions, the non-payment of such portion shall not constitute a default and such portion shall be paid to the Advisor immediately upon such dates as such payment is no longer prohibited; and in the interim, such unpaid portion of each applicable Semi-Annual Fee shall accrue interest at a rate of 4 percent (4%) above EURIBOR per annum, provided that the Recipient further agrees to use commercially reasonable efforts to satisfy all conditions necessary to (i) prevent any such payment restrictions from arising and (ii) eliminate as promptly as practicable any such payment restrictions that do arise, provided that the Recipient shall not be required as a consequence of such obligation to take any action, or omit to take any action, that would jeopardize the Recipient’s ability to continue as a going concern.

(c) Upon termination of this Agreement for any reason under Section 1, all amounts accrued but unpaid pursuant to Section 4(b) as of the date of such termination shall become immediately due and payable (including without limitation all amounts payable in respect of Management Services rendered between the termination date and the end of the previous 6 calendar months) (but excluding termination resulting from an uncured willful material breach by an Advisor) in a single cash lump sum. Any amount payable pursuant to this Section 4(c) shall be paid no later than the earlier to occur of (i) the tenth (10th) business day following the date this Agreement is terminated and (ii) the last day of the calendar year in which this Agreement is terminated. Unless otherwise agreed in writing by the parties, the Management Fees and payment terms specified in Section 4 shall continue to apply during any extension, if any, of the Initial Term of this Agreement pursuant to Section 1.

(d) Unless otherwise agreed in writing by the parties, the Management Fees and payment terms specified in Section 4(b) shall continue to apply during any extension, if any, of the Initial Term of this Agreement pursuant to Section 1. Unless otherwise stated, all amounts referred to in this Agreement are exclusive of VAT, which shall be payable at the appropriate rate on the same date as the payment to which such VAT relates against provision of a valid VAT invoice.

(e) All Management Fees payable to the Advisor hereunder shall be paid by wire transfer in cash or other immediately available funds to the account(s) designated by the Advisor.

5. Recharge of Fees. Each Advisor acknowledges that the Recipient may recharge to the Beneficiary Affiliates such proportion of each Semi-Annual Fee as relates to the benefit provided to such Beneficiary Affiliates by the provision of the Management Services during the applicable 6 calendar months. Each Advisor shall, if requested, provide the Recipient and/or the Beneficiary Affiliates (as relevant) with such evidence, as they may reasonably request, of the Advisory Services provided by such Advisor for any 6-month period.

6. Personnel. Each Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of the Advisor as such Advisor shall deem appropriate to the provision of the Management Services required; provided, however, that no minimum number of hours is required to be devoted by any Advisor on a weekly, monthly, annual or other basis. The Recipient and the Subsidiaries acknowledge that the Advisor’s services are not exclusive to the Recipient and the Subsidiaries and that the Advisor will render similar services to other persons and entities.

7. Liability. None of the Advisor, their respective Affiliates (or their respective members, managers, affiliates, officers, controlling persons, fiduciaries, employees and agents in their capacity as such) (with respect to each Advisor, collectively, the “Advisor’s Group”) shall be liable to the Recipient or any of the Beneficiary Affiliates for any Loss arising out of or in connection with the performance of the Management Services contemplated by this Agreement. The Advisor makes no representations or warranties, express or implied, in respect of the Management Services. Except as any Advisor may otherwise agree in writing after the date hereof: (a) each member of such Advisor’s Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (i) engage in the same or similar business activities or lines of business as the Recipient or any of the Beneficiary Affiliates or (ii) do business with any client or customer of the Recipient or any of the Beneficiary Affiliates; (b) no member of such Advisor’s Group shall be liable to the Recipient or any of the Beneficiary Affiliates for breach of any duty (contractual or otherwise) by reason of any the activities referenced in (i) above or of such member’s participation therein; and (c) in the event that any member of such Advisor’s Group acquires knowledge of a potential transaction or matter that may constitute an opportunity (or potential opportunity) for the Recipient or the Beneficiary Affiliates, no member of such Advisor’s Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Recipient or any of the Beneficiary Affiliates, and, notwithstanding any provision of this Agreement to the contrary, no member of any Advisor’s Group shall be liable to the Recipient or any of the Beneficiary Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of such Advisor’s Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Recipient or any of the Beneficiary Affiliates. In no event will any member of any Advisor’s Group be liable to the Recipient or any of the Beneficiary Affiliates for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party Claims (whether based in contract, tort or otherwise) but excluding Claims under Section 8.

8. Indemnity. In consideration of the execution and delivery of this Agreement by each Advisor, the Recipient shall indemnify, exonerate and hold each member of such Advisor’s Group (collectively, with respect to any Advisor, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Recipient’s obligations hereunder (including but not limited to the obligations specified in this Section 8), free and harmless from and against any and all Loss arising from any Claim (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to the execution, delivery, performance, enforcement or existence of this Agreement or the Management Services contemplated hereby, except for any such Indemnified Liabilities arising from such Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Recipient hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 8, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Recipient, then such payments shall be promptly repaid by such Indemnitee to the Recipient. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Recipient hereby agrees that the Recipient is the indemnitor of first resort (i.e., its obligations to Indemnitees under this Agreement are primary and any obligation of the relevant Advisor (or any Affiliate thereof) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitees are secondary), and if the relevant Advisor (or any Affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any director or officer of the Recipient, then (i) such Advisor (or such Affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Recipient shall reimburse such Advisor (or such Affiliate, as the case may be) for the payments actually made and waives any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any Claim or remedy of any Indemnitee against any Indemnitee, whether such Claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such Claim, remedy or right.

9. Several Not Joint Liability. The agreements, representations and obligations of the Advisor under this agreement are several (and not joint) in all respects.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not effect the validity, legality, or enforceability of any other provision of this

Agreement in such jurisdiction or affect the validity, legality, or enforceability of any provision in any other jurisdiction. Instead, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, (c) two (2) Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid) or (d) by e-mail. Such notices, demands and other communications shall be sent to the parties hereto at the addresses set forth below.

To the Recipient:

Global Laurentia, S.L.U.

Calle Pradillo no5,

Bajo exterior,

Derecha, 28002

Madrid, Spain

Telephone: +44 207 7514 5252

Attention: Devin O’Reilly

Global Kiowa, S.L.U.

Calle Pradillo no5,

Bajo exterior,

Derecha, 28002

Madrid, Spain

Telephone: +44 207 7514 5252

Attention: Devin O’Reilly

Global Benoni, S.L.U.

Calle Pradillo no5,

Bajo exterior,

Derecha, 28002

Madrid, Spain

Telephone: +44 207 7514 5252

Attention: Devin O’Reilly

B.C. Atalaya MexHoldco S. de R.L. de C.V.

Angel Urraza Eje 6 Sur 314,

Colonia del Valle, 03100,

Mexico, Federal District

Telephone: +44 207 7514 5252

Attention: Devin O’Reilly

To the Advisor:

Global Chaucer, S.L.U.

Calle Pradillo no5,

Bajo exterior,

Derecha, 28002

Madrid, Spain

Telephone: +44 207 7514 5252

Attention: Devin O’Reilly

12. Certain Definitions. For purposes of this Agreement:

(a) “Acquisition” means the acquisition by the Recipient of certain of the assets and subsidiaries of Atento Inversiones y Teleservicios, S.A. pursuant to the Acquisition Agreement;

(b) “Acquisition Agreement” means the share sale and purchase agreement dated 11 October 2012 entered into between, inter alia, Telefónica, S.A. and Global Chaucer, as amended from time to time;

(c) “Advisor” has the meaning set forth in the preamble;

(d) “Advisor’s Group” has the meaning set forth in Section 7;

(e) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise;

(f) “Agreement” has the meaning set forth in the preamble;

(g) “Beneficiary Affiliate” and “Beneficiary Affiliates” have the meanings set forth in the preamble;

(h) “Business Day” means any day from Monday to Friday (inclusive) other than public bank holidays during normal working hours in Madrid, Spain, New York, N.Y., USA, and London, England;

(i) “Claims” means any action, claim, cause of action, suit or similar (excluding regarding taxes);

(j) “Recipient” has the meaning set forth in the preamble;

(k) “Management Expenses” have the meaning set forth in Section 4(a)(ii).

(l) “Management Fees” have the meaning set forth in Section 4(a).

(m) “Management Services” has the meaning set forth in Section 2.

(n) “Indemnitees” has the meaning set forth in Section 8;

(o) “Indemnified Liabilities” has the meaning set forth in Section 8;

(p) “Initial Term” has the meaning set forth in Section 1;

(q) “Loss” means losses, liabilities, damages, costs and/or expenses in connection therewith, including without limitation all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery Management Services Fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, responding to a subpoena, or otherwise participating in, any proceeding including, but not limited to, litigation expenses incurred after the date on which none of the Advisor’s Affiliates or associated investment funds own an interest in the Recipient, the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such expenses;

(r) “Person” means an individual, a partnership, a corporation, a limited liability Recipient, an association, a joint stock Recipient, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(s) “Semi-Annual Fee” has the meaning set forth in Section 4(b);

(t) “Subsidiary” and “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity;

(u) “Tax” means any tax, assessment or other central or local government charge of any nature whatsoever of any jurisdiction;

(v) “VAT” means any value added, sales, turnover, consumption or similar Tax of any jurisdiction.

13. Assignment. No party may assign any obligations hereunder to any other entity without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that any Advisor may, without the consent of the Recipient or the other Advisor, assign any of its rights and obligations under this Agreement to any of its Affiliates, whereupon, in each case, the assignor nevertheless shall remain liable for the performance of its obligations hereunder. An Advisor shall procure that if such Affiliate ceases to be an Affiliate of the Advisor, then such Affiliate shall assign such rights and obligations back to the Advisor or another of its Affiliates.

14. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment, or waiver has been approved in writing by such party. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

15. Successors. This Agreement and all the obligations and benefits hereunder shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of each of them.

16. Contracts (Rights of Third Parties) Act 1999. This Agreement does not confer any rights on any person under the Contracts (Rights of Third Parties) Act 1999, except that each Indemnitee is intended to benefit from the provisions of Section 8, and may enforce those provisions under section 1 of the Contracts (Rights of Third Parties) Act 1999. This letter may be varied, rescinded or terminated by the parties without the consent of any person referred to in the preceding sentence.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

18. Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.

19. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

20. Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed and construed in accordance with the laws of England and Wales. Each party to this Agreement irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with this letter).

21. Business Days. If any time period for giving notice or taking action hereunder expires on a day other than a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

22. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

23. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GLOBAL CHAUSER, S.L.U.

By:	/s/ Devin O’Reilly
Name:	Devin O’Reilly
Title:	Principal, Bain Capital

GLOBAL KIOWA, S.L.U.

By:	/s/ Devin O’Reilly
Name:	Devin O’Reilly
Title:	Authorised Signatory

GLOBAL BENONI, S.L.U.

By:	/s/ Devin O’Reilly
Name:	Devin O’Reilly
Title:	Authorised Signatory

GLOBAL LAURENTIA, S.L.U.

By:	/s/ Devin O’Reilly
Name:	Devin O’Reilly
Title:	Authorised Signatory

B.C. ATALAYA MEXHOLDCO, S. de R.L. de C.V.

By:	/s/ Devin O’Reilly
Name:	Devin O’Reilly
Title:	Authorised Signatory